Exhibit 99.1

Balchem Corporation Reports Record First Quarter Net Earnings of $15.5 Million and First Quarter Adjusted Net Earnings of $18.9 Million

New Hampton, NY, May 9, 2017 – Balchem Corporation (NASDAQ: BCPC) today reported for the first quarter 2017 net earnings of $15.5 million, compared to net earnings of $11.9 million for the first quarter 2016. Adjusted net earnings(a) were $18.9 million, compared to $18.4 million in the prior year quarter.

First Quarter 2017 Financial Highlights:

•	Net sales of $137.7 million for first quarter 2017, an increase of 1.9%, compared to the first quarter of 2016.
•	Record first quarter net earnings were $15.5 million, an increase of $3.6 million, or 30.6% from the prior year, resulting in earnings per share of $0.48.
•	First quarter adjusted net earnings of $18.9 million increased $0.5 million or 2.7% from the prior year, resulting in adjusted earnings per share(a) of $0.59.
•
Record first quarter sales and earnings from operations for our Human Nutrition & Health and Specialty Products segments, along with an increase in both sales and earnings from operations for our Industrial Products segment compared to the first quarter 2016.

•
First quarter cash flows from operations generated $22.8 million for 2017 compared to $29.3 million for 2016. Free cash flow(a) for the first quarter 2017 was $19.9 million compared to $18.7 million for the first quarter 2016, an increase of $1.2 million.

•	Net principal payments made, including accelerated payments, of $11.8 million on long-term debt and the revolving loan.

Recent Highlights:

•	Our Animal Nutrition and Health segment launched a new line of specialty nutrients and unique processing additives developed for the pet food market and sold under the brand PetShure™.
•
On March 24, 2017, Balchem entered into an agreement to purchase the assets of Chol-Mix Kft, a privately held manufacturer of dry choline chloride, located in Hungary.  This small acquisition will provide our Animal Nutrition & Health segment with additional dry choline chloride capacity in Europe, geographic expansion opportunities in Eastern Europe, and technical knowledge supporting the application of liquids on carrier.

Ted Harris, Chairman, President, and CEO of Balchem said, “Sales growth in three of our four reporting segments helped drive record first quarter earnings for the Company, more than offsetting headwinds we are facing, including higher raw material costs and weakening dairy economics.”

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Results for Period Ended March 31, 2017 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2017	2016
	Unaudited
Net sales	$137,728	$135,141
Gross margin	44,429	42,824
Operating expenses	21,726	22,856
Earnings from operations	22,703	19,968
Other expense	1,993	1,987
Earnings before income tax expense	20,710	17,981
Income tax expense	5,192	6,095
Net earnings	$15,518	$11,886

Diluted net earnings per common share	$0.48	$0.37

Adjusted EBITDA	$35,807	$35,462
Adjusted net earnings	$18,914	$18,424
Adjusted net earnings per common share	$0.59	$0.58

Shares used in the calculations of diluted and adjusted net earnings per common share	32,190	31,817

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the First Quarter of 2017:

The Human Nutrition & Health segment generated record first quarter sales of $73.1 million, an increase of $1.6 million or 2.2% compared to the prior year quarter. This increase in sales was due to one additional month of sales from the acquisition of the Albion business, along with volume increases in Choline Nutrients, partially offset by softer volumes in Powder Systems. Record first quarter earnings from operations for this segment were $10.2 million, versus $8.4 million in the prior year comparable quarter, an increase of $1.8 million or 21.8%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $5.6 and $5.8 million, respectively, and inventory valuation adjustments of $1.5 million relating to acquisition accounting in 2016, adjusted earnings from operations(a) for this segment of $15.8 million were slightly higher than the $15.7 million in the prior year quarter.

The Animal Nutrition & Health segment sales of $38.1 million decreased 2.9%, or $1.2 million, on flat volumes compared to the prior year quarter. The reduced sales were primarily due to lower average selling prices for products in the monogastric markets, as well as lower volumes for aqueous choline products and ruminant species products. The lower monogastric average selling prices were primarily a function of reduced formula pricing resulting from lower raw

Balchem Corporation (NASDAQ:BCPC)	3
material costs in previous months and increased competition. Global monogastric volumes were up modestly, while ruminant volumes declined on weakening dairy economics and a significant inventory correction at a large customer, offset partially by continued growth in ReaShure®. Earnings from operations for the ANH segment decreased 17.7% to $5.4 million as compared to $6.5 million in the prior year comparable quarter, an impact of the aforementioned lower sales and cost increases of key raw materials within the current quarter.

The Specialty Products segment generated record quarterly sales of $18.8 million, a $1.7 million or 9.8% increase from the comparable prior year quarter, driven by strong domestic and international plant nutrition sales along with the extra month of sales from the acquisition of the Albion business. First quarter earnings from operations for this segment were $6.5 million, versus $5.3 million in the prior year comparable quarter, an increase of $1.2 million or 22.2%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $0.8 and $0.6 million, respectively, and inventory valuation adjustments of $0.9 million relating to acquisition accounting in 2016, adjusted earnings from operations for this segment were $7.2 million compared to $6.8 million in the prior year quarter, an increase of $0.4 million or 6.3%.

The Industrial Products segment sales increased $0.5 million or 6.9% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications, partially offset by the prior year including sales to our St. Gabriel CC Company, LLC partner in advance of the joint venture becoming operational. Earnings from operations for the Industrial Products segment were $0.7 million, an increase of $0.5 million compared with the prior year comparable quarter, and was primarily a reflection of the aforementioned higher sales and stronger gross margins due to a more favorable customer mix and improved cost structure.

Consolidated gross margin for the quarter ended March 31, 2017 increased 3.7% to $44.4 million, as compared to $42.8 million for the prior year comparable period. Gross margin as a percentage of sales increased to 32.3% as compared to 31.7% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended March 31, 2017 decreased 1.4% to $45.1 million, as compared to $45.7 million for the prior year comparable period. For the three months ended March 31, 2017, adjusted gross margin as a percentage of sales was 32.7% compared to 33.8% in the prior year comparative period. The decrease was primarily due to higher raw material costs and increased competition. Operating (Selling, Research & Development, General & Administrative) expenses of $21.7 million for the first quarter were down $1.1 million from the prior year comparable quarter principally due to transaction and integration costs related to the Albion acquisition of $1.2 million in 2016 and reduced payroll and related costs, partially offset by a favorable legal settlement in 2016. Excluding non-cash operating expense associated with amortization of intangible assets of $6.5 million, operating expenses were $15.2 million, or 11.1% of sales.

Interest expense was $1.8 million in the first quarter of 2017. Our effective tax rates for the three months ended March 31, 2017 and 2016 were 25.1% and 33.9%, respectively. The company’s effective tax rate for the three months ended March 31, 2017 is lower primarily due to excess tax benefits from stock-based compensation, due to the of adoption of ASU 2016-09, being recognized as a reduction to the provision for income taxes (see Table 3), along with lower tax rates in certain jurisdictions.

Balchem Corporation (NASDAQ:BCPC)	4
For the quarter ended March 31, 2017, cash flows provided by operating activities were $22.8 million, and free cash flow was $19.9 million. The $102.2 million of net working capital on March 31, 2017 included a cash balance of $37.0 million, which reflects scheduled and accelerated net principal payments on long-term debt and the revolving loan of $11.8 million, dividends paid of $12.1 million and capital expenditures of $2.9 million in the first quarter of 2017. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “We delivered solid results in the first quarter while advancing our growth initiatives, most recently with the launch of our PetShure product line and the acquisition of the Chol-Mix Kft assets within the Animal Nutrition and Health segment, both of which help us strengthen our market position while providing greater access to higher growth market opportunities.”

Mr. Harris went on to add, “Moving forward, while we expect macroeconomic headwinds to continue presenting top-line and margin challenges, at least in the short-term, we will continue to focus on driving our strategic growth initiatives, particularly in Human Nutrition & Health and Animal Nutrition & Health, through organic investments in new manufacturing capabilities and new product development. We will also continue to seek value creating acquisitions to augment our organic growth strategies.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, May 9, 2017, at 11:00 AM Eastern Time (ET) to review First Quarter 2017 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, May 23, 2017. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13661404.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016.

Balchem Corporation (NASDAQ:BCPC)	5
Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended
	March 31,
	2017	2016
Human Nutrition & Health	$73,127	$71,555
Animal Nutrition & Health	38,078	39,232
Specialty Products	18,790	17,117
Industrial Products	7,733	7,237
Total	$137,728	$135,141

Business Segment Earnings Before Income Taxes:
	Three Months Ended
	March 31,
	2017	2016
Human Nutrition & Health	$10,196	$8,372
Animal Nutrition & Health	5,376	6,535
Specialty Products	6,463	5,288
Industrial Products	722	234
Transaction costs, integration costs and legal settlement	(54)	(461)
Interest and other expense	(1,993)	(1,987)
Total	$20,710	$17,981

Selected Balance Sheet Items	March 31,	December 31,
	2017	2016
Cash and Cash Equivalents	$36,997	$38,643
Accounts Receivable, net	79,171	83,252
Inventories	62,867	57,245
Other Current Assets	7,921	9,302
Total Current Assets	186,956	188,442

Property, Plant & Equipment, net	164,626	165,754
Goodwill	439,811	439,811
Intangible Assets With Finite Lives, net	140,541	147,484
Other Assets	9,451	7,135
Total Assets	$941,385	$948,626

Current Liabilities	$49,792	$66,008
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	217,864	226,490
Revolving Loan – Long-Term	16,000	19,000
Deferred Income Taxes	73,495	74,199
Long-Term Obligations	6,933	6,896
Total Liabilities	399,084	427,593

Stockholders' Equity	542,301	521,033

Total Liabilities and Stockholders' Equity	$941,385	$948,626

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net Earnings	$15,518	$11,886
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,335	11,016
Stock compensation expense	1,840	2,197
Other adjustments	101	188
Changes in assets and liabilities	(5,992)	4,036
Net cash provided by operating activities	22,802	29,323

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(1,169)	(110,601)
Capital expenditures and intangible assets acquired	(3,081)	(10,813)
Net cash used in investing activities	(4,250)	(121,414)

Cash flows from financing activities
Proceeds from long-term and revolving debt	2,000	65,000
Principal payments on long-term and revolving debt	(13,750)	(9,634)
Proceeds from stock options exercised	3,969	1,345
Excess tax benefits from stock compensation	-	483
Dividends paid	(12,069)	(10,727)
Other	(611)	(615)
Net cash (used in) provided by financing activities	(20,461)	45,852

Effect of exchange rate changes on cash	263	616

Decrease in cash and cash equivalents	(1,646)	(45,623)

Cash and cash equivalents, beginning of period	38,643	84,795
Cash and cash equivalents, end of period	$36,997	$39,172

Balchem Corporation (NASDAQ:BCPC)	8
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Table 1

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Reconciliation of adjusted gross margin

GAAP gross margin	$44,429	$42,824
Inventory valuation adjustment (1)	-	2,411
Amortization of intangible assets (2)	641	489
Adjusted gross margin	$45,070	$45,724

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	$22,703	$19,968
Inventory valuation adjustment (1)	-	2,411
Amortization of intangible assets (2)	7,091	7,241
Transaction costs, integration costs and legal settlement (3)	54	461
Adjusted earnings from operations	$29,848	$30,081

Reconciliation of adjusted net earnings

GAAP net earnings	$15,518	$11,886
Inventory valuation adjustment (1)	-	2,411
Amortization of intangible assets (2)	7,215	7,378
Transaction costs, integration costs and legal settlement (3)	54	461
Income tax adjustment (4)	(3,873)	(3,712)
Adjusted net earnings	$18,914	$18,424

Adjusted net earnings per common share – diluted	$0.59	$0.58

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles

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acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and uses the Non-GAAP effective rate applied to both the GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2017 and 2016.

Table 2
	Three Months Ended March 31,
	2017	2016
Net income - as reported	$15,518	$11,886
Add back:
Provision for income taxes	5,192	6,095
Other expense	1,993	1,987
Depreciation and amortization	11,209	10,879
EBITDA	33,912	30,847
Add back certain items:
Non-cash compensation expense related to equity awards	1,841	1,743
Transaction costs, integration costs and legal settlement	54	461
Inventory valuation adjustment	-	2,411
Adjusted EBITDA	$35,807	$35,462

Balchem Corporation (NASDAQ:BCPC)	11
The following table sets forth a reconciliation of GAAP income tax expense to adjusted tax expense for the three months ended March 31, 2017 and 2016.

Table 3
	Three Months Ended March 31,
	2017	Effective Tax Rate	2016	Effective Tax Rate
GAAP Income Tax Expense	$5,192	25.1%	$6,095	33.9%
Impact of ASU 2016-09 adoption(5)	1,518		-
Adjusted Income Tax Expense	$6,710	32.4%	$6,095	33.9%

(5) In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three months ended March 31, 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.  The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2017 and 2016.

Table 4
	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$22,802	$29,323
Capital expenditures	(2,934)	(10,660)
Free cash flow	$19,868	$18,663